                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         Gaylord Entertainment Company
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                      (GAYLORD ENTERTAINMENT COMPANY LOGO)
                               ONE GAYLORD DRIVE
                           NASHVILLE, TENNESSEE 37214

                             ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 8, 1998
                             ---------------------

     You are hereby given notice of and invited to attend in person or by proxy the first Annual Meeting of Stockholders of the "New" Gaylord Entertainment Company to be held at the Presidential Ballroom, Opryland Hotel, 2800 Opryland Drive, Nashville, Tennessee, on Friday, May 8, 1998, at 10:00 a.m. for the following purposes:

          1. To elect two Class I directors for three-year terms and until their successors are duly elected and qualified;

          2. To ratify the appointment of Arthur Andersen LLP as the independent accountants of the Company; and

          3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on March 18, 1998 as the record date (the "Record Date") for the determination of stockholders entitled to notice of and to vote at such meeting and any adjournment thereof. Only stockholders of record at the close of business on the Record Date are entitled to notice of and to vote at such meeting.

     You are cordially invited to attend the meeting. The Opryland Hotel has reserved a limited number of rooms at a special rate of $169.00, single and double occupancy, per night. If you would like a room, please make reservations by Friday, April 24, 1998, by calling (615)316-6554 and requesting the Gaylord Entertainment Company Annual Stockholders' Meeting rate.

     WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, MANAGEMENT DESIRES TO HAVE THE MAXIMUM REPRESENTATION AT THE MEETING AND RESPECTFULLY REQUESTS THAT YOU DATE, EXECUTE, AND MAIL PROMPTLY THE ENCLOSED PROXY IN THE ENCLOSED STAMPED ENVELOPE FOR WHICH NO ADDITIONAL POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. A PROXY MAY BE REVOKED BY A STOCKHOLDER ANY TIME PRIOR TO ITS USE AS SPECIFIED IN THE ENCLOSED PROXY STATEMENT.

                                          By Order of the Board of Directors,

                                       /s/ Thomas J. Sherrard
                                          THOMAS J. SHERRARD
                                          Secretary

Nashville, Tennessee
April 1, 1998

                          (GAYLORD ENTERTAINMENT LOGO)

                             ---------------------

                                PROXY STATEMENT

                             ---------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 8, 1998

                             ---------------------

To Our Stockholders:

     This Proxy Statement is furnished to stockholders of Gaylord Entertainment Company (the "Company" or "New Gaylord") for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at the date, time, and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders or at any adjournment or adjournments thereof. The enclosed proxy is solicited on behalf of the Board of Directors of the Company and is subject to revocation at any time prior to the voting of the proxy. The record of stockholders entitled to vote at the Annual Meeting was taken at the close of business on March 18, 1998. The approximate date on which this Proxy Statement and the enclosed proxy are first being sent to stockholders is April 1, 1998. The principal executive offices of the Company are located at One Gaylord Drive, Nashville, Tennessee 37214.

     New Gaylord is a Delaware corporation and, prior to September 30, 1997, was a wholly owned subsidiary of its former parent, which was then known as Gaylord Entertainment Company ("Old Gaylord"). On October 1, 1997, Old Gaylord consummated a transaction with Westinghouse Electric Corporation, now known as CBS Corporation ("CBS"), and G Acquisition Corp., a wholly owned subsidiary of CBS ("Sub"), pursuant to which Sub was merged (the "CBS Merger") with and into Old Gaylord, with Old Gaylord continuing as the surviving corporation and a wholly owned subsidiary of CBS. Prior to the CBS Merger, Old Gaylord was restructured (the "Restructuring") by transferring its assets and liabilities, other than the cable networks TNN and CMT (U.S. and Canadian operations) and certain other related assets and liabilities, to New Gaylord and its subsidiaries. Following the Restructuring, on September 30, 1997, Old Gaylord distributed (the "Distribution") pro rata to its stockholders all of the outstanding capital stock of New Gaylord. In addition, immediately following the CBS Merger, New Gaylord changed its name to Gaylord Entertainment Company. Unless the context otherwise requires, references in this Proxy Statement to the "Company" for periods prior to the Distribution are to Old Gaylord.

         SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

     As of March 18, 1998, there were 32,802,584 shares of the Company's Common Stock outstanding and entitled to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote. The following table sets forth, as of March 18, 1998 or such other date as indicated in the footnotes to the table, the beneficial ownership of each current director (including the two nominees for director), each of the executive officers named in the Summary Compensation Table beginning on page 7, the executive officers and directors as a group, and each stockholder known to management of the Company to own beneficially more than 5% of the outstanding Common Stock. In accordance with the provisions of Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the beneficial ownership of Common Stock in the table includes restricted stock and shares issuable upon the exercise of stock options awarded under the Company's 1997 Stock Option and Incentive Plan (the "1997 Stock Plan") if such options are currently exercisable or exercisable within 60 days of the date hereof. Unless otherwise indicated, the Company believes that each beneficial owner set forth in the table has sole voting and investment power.

                                                               BENEFICIAL OWNERSHIP OF
                                                                    COMMON STOCK
                                                              -------------------------
NAME                                                            NUMBER          PERCENT
----                                                          ----------        -------
Edward L. Gaylord(1)*+......................................   6,625,563(2)(3)   20.1
Edith Gaylord Harper Revokable Trust(1).....................   2,133,371(2)(4)    6.5
Christine Gaylord Everest*..................................   1,064,268(2)(5)    3.2
E. K. Gaylord II*...........................................     647,235(2)(6)    2.0
Martin C. Dickinson*........................................   1,328,019(2)(7)    4.0
Edward L. Gaylord, Edith Gaylord Harper, Christine
  Gaylord Everest, and E.K. Gaylord II, as Voting
  Trustees(1)...............................................  12,559,974(2)      38.3
Joe M. Rodgers*.............................................      54,420(8)        **
Mary Agnes Wilderotter*.....................................          --           --
Terry E. London*+...........................................     150,715(9)        **
Jack J. Vaughn+.............................................     124,043(10)       **
Jerry O. Bradley+...........................................      18,525(11)       **
Dan E. Harrell+.............................................      40,970(12)       **
Gabelli Funds, Inc.
  One Corporate Center
  Rye, NY 10580-1434........................................   2,706,391(13)      8.3
Richard C. Blum & Associates, L.P.
  909 Montgomery Street, Suite 400
  San Francisco, CA 94133...................................   2,114,898(14)      6.4
All executive officers and directors as a group
  (12 persons)..............................................  13,939,076(15)     41.8

---------------

   * Director
  + Named Executive Officer
  ** Less than one percent
 (1) Mailing address: 9000 N. Broadway, Oklahoma City, Oklahoma 73114.
 (2) Edward L. Gaylord, Edith Gaylord Harper, and certain other stockholders of the Company are parties to a Voting Trust Agreement (the "Voting Trust") with respect to the Common Stock, which terminates on October 3, 2000. Edward L. Gaylord, Edith Gaylord Harper, Christine Gaylord Everest, and E.
     K. Gaylord II, as the voting trustees (the "Voting Trustees") under the Voting Trust, have the shared right to vote the 12,559,974 shares of Common Stock held in the Voting Trust. Although the Voting Trustees do not have the right to make any investment decisions with respect to the shares beneficially owned by the Voting Trust, a stockholder party to the Voting Trust needs the written consent of at least 60% of the Voting Trustees (the "Trustees' Consent") to withdraw such holder's shares from the Voting Trust (the "Trust Withdrawal Restriction").
 (3) Includes (a) 4,666,558 shares beneficially owned as trustee of the Edward
     L. Gaylord Revocable Trust, 4,635,998 of which are deposited with the Voting Trust; (b) 352,586 shares beneficially owned by Mr. Gaylord's wife, Thelma Gaylord, 345,236 of which are deposited with the Voting Trust; (c) 143,583 shares owned by the Edward L. Gaylord and Thelma Gaylord Foundation, Edward L. Gaylord and Thelma Gaylord, Trustees; (d) 848,646 shares beneficially owned as trustee for the Mary I. Gaylord Revocable Living Trust of 1985, all of which are deposited with the Voting Trust; (e) 13,333 shares beneficially owned as co-trustee of the Mary Gaylord Foundation; (f) 262,395 shares beneficially owned by Gayno, Inc., a corporation controlled by Edward L. Gaylord; (g) 128,625 shares beneficially owned by The Oklahoman Foundation (the "Charitable Trust"), a charitable trust of which Edward L. Gaylord is a trustee; (h) 88,900 shares owned by The Oklahoma Publishing Company ("OPUBCO"), of which Edward L. Gaylord is chairman; and (i) 120,937 shares issuable upon the exercise of options. Edward L. Gaylord has shared voting and sole investment power (subject to the Trust Withdrawal Restriction) with respect to the shares listed in (a) and (d) above that are deposited with the Voting Trust (to which Edward L. Gaylord is party as a stockholder and as a Voting Trustee), and shared voting and shared investment power (limited solely to the Trustees' Consent) with respect to the shares listed in (b) above that are deposited with the Voting Trust, such 5,829,880 shares being referred to herein as the "ELG Voting Trust Shares;" no voting or investment power with respect to the 7,350 shares listed in (b) above that are not deposited with the Voting Trust; and shared voting and investment power with respect to the shares listed in (c), (e), (g), and (h) above. Does not include the shares owned by Edward L. Gaylord's son and daughters, E. K. Gaylord II, Christine Gaylord Everest, and Louise Gaylord Bennett, respectively. Does not include 6,730,094 shares of Common Stock beneficially owned by the Voting Trust (excluding the ELG Voting Trust Shares), as to which Edward L. Gaylord has shared voting and shared investment power (limited solely to the Trustees' Consent). See Note 2.
 (4) Shares owned by the Edith Gaylord Harper 1995 Revokable Trust, Edith Gaylord Harper, William J. Ross, and David O. Hogan Trustees (the "EGH Revokable Trust"), 1,736,437 of which are deposited with the Voting Trust (to which Mrs. Harper is party as a stockholder and as a Voting Trustee), such shares being referred to herein as the "EGH Voting Trust Shares." Mrs. Harper,

     Edward L. Gaylord's sister, has sole voting and investment power with respect to the 396,934 shares in the EGH Revokable Trust that are not deposited with the Voting Trust and shared voting and sole investment power (subject to the Trust Withdrawal Restriction) with respect to the EGH Voting Trust Shares. Does not include 10,823,537 shares of Common Stock beneficially owned by the Voting Trust (excluding the EGH Voting Trust Shares), as to which Mrs. Harper has shared voting and shared investment power (limited solely to the Trustees' Consent). See Note 2.
 (5) Includes (a) 849,163 shares which are deposited with the Voting Trust; (b) 711 shares owned or beneficially owned by Mrs. Everest's husband, James H. Everest, 71 of which are deposited with the Voting Trust; (c) 3,759 shares owned by each of Mrs. Everest's daughters, Mary C. Everest and Tricia L. Everest, which are deposited with the Voting Trust; (d) 3,675 shares owned by a foundation of which Mr. Everest is trustee, which are deposited with the Voting Trust; (e) 128,625 shares beneficially owned by the Charitable Trust of which Mrs. Everest is a trustee; and (f) 74,576 shares issuable upon the exercise of options. Does not include the shares owned by Mrs. Everest's father, mother, brother, and sisters, Edward L. Gaylord, Thelma Gaylord, E. K. Gaylord II, and Louise Gaylord Bennett and Mary I. Gaylord, respectively. Mrs. Everest has shared voting and sole investment power (subject to the Trust Withdrawal Restriction) with respect to the shares listed in (a) above deposited with the Voting Trust (to which Mrs. Everest is party as a stockholder and as a Voting Trustee), and shared voting and shared investment power (limited solely to the Trustees' Consent) with respect to the shares listed in (b), (c), and (d) above that are deposited with the Voting Trust, such 860,427 shares being referred to herein as the "CGE Voting Trust Shares;" no voting or investment power with regard to the 640 shares in (b) above that are not deposited with the Voting Trust; and shared voting and investment power with respect to the shares in the Charitable Trust. Does not include 11,699,547 shares of Common Stock beneficially owned by the Voting Trust (excluding the CGE Voting Trust Shares), as to which Mrs. Everest has shared voting and shared investment power (limited solely to the Trustees' Consent). See Note 2.
 (6) Includes (a) 402,500 shares which are deposited with the Voting Trust (to which E. K. Gaylord II is party as a stockholder and as a Voting Trustee), such shares being referred to herein as the "EKG Voting Trust Shares;" (b) 128,625 shares beneficially owned by the Charitable Trust of which E. K. Gaylord II is a trustee; (c) 88,900 shares owned by OPUBCO, of which E. K. Gaylord II is president and a director; and (d) 27,210 shares issuable upon the exercise of options. E. K. Gaylord II has shared voting and sole investment power (subject to the Trust Withdrawal Restriction) with respect to the EKG Voting Trust Shares, and shared voting and investment power with respect to the shares in (b) and (c) above. Does not include the shares owned by E. K. Gaylord II's father, mother, and sisters, Edward L. Gaylord, Thelma Gaylord, and Christine Gaylord Everest, Louise Gaylord Bennett, and Mary I. Gaylord, respectively. Does not include 12,157,474 shares of Common Stock beneficially owned by the Voting Trust (excluding the EKG Voting Trust Shares), as to which E. K. Gaylord II has shared voting and shared investment power (limited solely to the Trustees' Consent). See Note 2.
 (7) Includes (a) 1,198,871 shares beneficially owned by the Dickinson Trust, of which Mr. Dickinson is a co-trustee, all of which are deposited with the Voting Trust; (b) 93,824 shares beneficially owned as trustee for the Martin C. Dickinson Revocable Trust, 66,332 of which are deposited with the Voting Trust; (c) 1,060 shares beneficially owned by Mr. Dickinson's wife, Carol D. Dickinson, 257 of which are deposited with the Voting Trust; and
     (d) 34,264 shares issuable upon the exercise of options. Mr. Dickinson has no voting and shared investment power (subject to the Trust Withdrawal Restriction) with respect to the shares listed in (a) above; no voting and sole investment power (subject to the Trust Withdrawal Restriction) with respect to the shares listed in (b) above that are deposited with the Voting Trust; and no voting or investment power with respect to the shares listed in (c) above.
 (8) Shares issuable upon the exercise of options.
 (9) Includes (a) 3,216 shares owned directly and (b) 147,499 shares issuable upon the exercise of options.
(10) Includes (a) 10,000 shares owned directly, (b) 40,000 shares of restricted stock and (b) 74,043 shares issuable upon the exercise of options.
(11) Includes (a) 2,784 shares owned directly and (b) 15,741 shares issuable upon the exercise of options.
(12) Shares of restricted stock.
(13) Based on information set forth in Amendment No. 2 to Schedule 13D, dated January 15, 1998, filed with the SEC jointly by Gabelli Funds, Inc. ("GFI"), GAMCO Investors, Inc., a wholly-owned subsidiary of GFI ("GAMCO"), Gemini Capital Management Ltd. ("Gemini"), and Mario J. Gabelli, the majority stockholder of each of GFI and Gemini, Chairman of the Board of Directors and Chief Executive Officer of GFI, and the Chief Investment Officer for GFI and GAMCO. GFI reported that it had sole voting power with respect to 2,218,617 shares of Common Stock and sole dispositive power with respect to 2,259,790 shares of Common Stock; Gemini reported that it had sole voting and dispositive power with respect to 5,000 shares of Common Stock; and Mario J. Gabelli reported that he held no voting or dispositive power with respect to shares of Common Stock.
(14) Based on information set forth in Amendment No. 1 to Schedule 13D, dated February 9, 1998, filed with the SEC jointly by Richard C. Blum & Associates, L.P., a California limited partnership whose principal business is acting as general partner for investment partnerships and providing investment advisory and financial consulting services ("RBCA L.P."), Richard C. Blum & Associates, Inc., the sole general partner of RCBA L.P. ("RCBA Inc."), and Richard C. Blum, the Chairman and substantial shareholder of RCBA Inc. The shares of Common Stock were acquired on behalf of RCBA L.P.'s limited partnerships and investment advisory clients. RCBA LP reported direct holdings of 1,760,998 shares of Common Stock and voting and investment power with respect to 353,900 shares of Common Stock that are legally owned by the common fund for the account of its equity fund.
(15) Includes 576,346 shares issuable upon the exercise of options.

PROPOSAL ONE -- ELECTION OF CLASS I DIRECTORS

     The Board of Directors of the Company is divided into three classes (Class I, Class II, and Class III). At each annual meeting of stockholders, directors constituting one class are elected for a three-year term. Directors are elected by a plurality of the affirmative votes cast. The Restated Certificate of Incorporation of the Company, as amended (the "Restated Certificate"), provides that each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The current Board of Directors is comprised of seven members, two of whom will be elected at the Annual Meeting. The Board of Directors of the Company has nominated and recommends to the stockholders Edward L. Gaylord and Joe M. Rodgers, each of whom is an incumbent Class I director, for election as Class I directors to serve until the annual meeting of stockholders in 2001 and until such time as their respective successors are duly elected and qualified.

     If any of the nominees should become unable to accept election, the persons named in the proxy may vote for such other person or persons as may be designated by the Board of Directors. Management has no reason to believe that any of the nominees named above will be unable to serve. Certain information as of March 18, 1998 with respect to the nominees for election as Class I directors and with respect to Class II and Class III directors (who are not nominees for election at the Annual Meeting) is set forth below.

                           CLASS I DIRECTOR NOMINEES
                      (TO BE ELECTED; TERMS EXPIRING 2001)
--------------------------------------------------------------------------------

Edward L. Gaylord             Director since 1946                         Age 78

Mr. Edward L. Gaylord served as President and Chief Executive Officer of the Company from 1974 until October 1991, and has served as Chairman of the Board of the Company since October 1991. Mr. Gaylord has been a director of the Company since 1946. Mr. Gaylord is currently the chairman and a director of OPUBCO, a newspaper publishing company and affiliate of the Company. Mr. Gaylord is active in numerous civic and charitable organizations, and is (among others) chairman of the Oklahoma Industries Authority, director and past president (ten years) of the State Fair of Oklahoma, chairman and director of The Oklahoma Medical Research Foundation, and chairman and director of the National Cowboy Hall of Fame & Western Heritage Center. Mr. Gaylord is the father of Mr. E. K. Gaylord II, Vice-Chairman of the Board of the Company, and Mrs. Christine Gaylord Everest, a director of the Company.

--------------------------------------------------------------------------------

Joe M. Rodgers                Director since 1991                         Age 64

Mr. Rodgers has been a director of the Company since 1991. He is chairman of The JMR Group, a private investment company specializing in merchant and investment banking. Mr. Rodgers served as chairman of the board and chief executive officer of Berlitz International, Inc., a foreign language services company, from December 1991 until February 1993. From 1985 to 1989, Mr. Rodgers served as United States Ambassador to France. Mr. Rodgers is also a director of AMR Corporation/American Airlines, Inc.; American Constructors, Inc.; Gryphon Holdings, Inc.; Lafarge Corporation; SunTrust Bank, Nashville, N.A.; Thomas Nelson, Inc.; Tractor Supply Company; and Willis Corroon Group, PLC.

--------------------------------------------------------------------------------

                               CLASS II DIRECTORS
                             (TERMS EXPIRE IN 1999)
--------------------------------------------------------------------------------

Martin C. Dickinson           Director since 1974                         Age 62

Mr. Dickinson has been a director of the Company since 1974. He is a retired officer of Scripps Bank in La Jolla, California and has been a director of that bank since 1990. Mr. Dickinson is also a director of OPUBCO and CBS, a director of the National Cowboy Hall of Fame & Western Heritage Center, and the chairman of the Scripps Foundation for Medicines and Sciences.

--------------------------------------------------------------------------------

Christine Gaylord Everest     Director since 1976                         Age 46

Mrs. Everest has been a director of the Company since 1976. She has served as vice president of OPUBCO since June 1996, as secretary of OPUBCO since June 1994, and as senior assistant secretary of OPUBCO from October 1991 until June 1994. Mrs. Everest is also a director of OPUBCO. Mrs. Everest is the daughter of Mr. Edward L. Gaylord and the sister of Mr. E. K. Gaylord II, both of whom are directors and executive officers of the Company.

--------------------------------------------------------------------------------

                              CLASS III DIRECTORS
                             (TERMS EXPIRE IN 2000)
--------------------------------------------------------------------------------

E. K. Gaylord II              Director since 1977                         Age 40

Mr. E. K. Gaylord II has served as Vice-Chairman of the Board of the Company since May 1996 and as a director since 1977. Mr. Gaylord has been the president of OPUBCO since June 1994 and is a director of OPUBCO. He served as executive vice president and assistant secretary of OPUBCO from June 1993 until June 1994. He also owns and operates the Lazy E Ranch in Guthrie, Oklahoma. Mr. Gaylord is a director of the National Cowboy Hall of Fame & Western Heritage Center and is a director of BASSGEC Management Company. Mr. Gaylord is the son of Mr. Edward
L. Gaylord and the brother of Mrs. Christine Gaylord Everest, both of whom are directors of the Company.

--------------------------------------------------------------------------------

Terry E. London               Director since 1997                         Age 48

Mr. London has been the President and Chief Executive Officer and a director of the Company since May 1997. Mr. London was also the acting Chief Financial Officer of the Company until February 1998. Prior to May 1997, Mr. London had served, since March 1997, as Executive Vice President and Chief Operating Officer and, from September 1993 until March 1997, as Senior Vice President and Chief Financial and Administrative Officer of the Company. He served as Vice President and Chief Financial Officer of the Company from October 1991 until September 1993, and has been employed by the Company in various capacities since 1978. Mr. London is a certified public accountant.

--------------------------------------------------------------------------------

Mary Agnes Wilderotter        Director since 1997                         Age 43

Ms. Wilderotter was named to the Board of Directors in October 1997. Ms. Wilderotter has been the president, chief executive officer, and director of Wink Communications, an interactive telecommunications and media concern, since January 1997. Prior to January 1997, Ms. Wilderotter served in varying capacities for AT&T Corporation, including as executive vice president of national operations for AT&T Wireless Services Inc. and chief executive officer of AT&T's aviation communication division from August 1995 until January 1997. She also had held senior management positions with McCaw Cellular from 1991 until August 1995 and U.S. Computer Services Inc./Cable Data from 1987 to 1991. Ms. Wilderotter is on the boards of Airborne Freight Corporation, Electric Lightwave Company, Jacor Communications, and the California Cable Television Association.

--------------------------------------------------------------------------------

     The Board of Directors holds regular quarterly meetings and meets on other occasions when required by special circumstances. Certain directors also devote their time and attention to the Board's two principal standing committees. The committees, their primary functions, and memberships are as follows:

          Audit Committee -- This committee makes recommendations to the Board of Directors with respect to the appointment of independent public accountants, reviews significant audit and accounting policies and practices, meets with the Company's independent public accountants concerning, among other things, the scope of audits and reports, and reviews the performance of the overall accounting and financial controls of the Company. Members of the Audit Committee are Martin C. Dickinson (Chairman) and Joe M. Rodgers.

          Compensation Committee -- This committee has the responsibility for reviewing and approving the compensation and benefits of executive officers, advising management regarding benefits, including bonuses, and other terms and conditions of compensation of other employees, administering the Company's stock plan, and reviewing and recommending compensation of directors. Members of the Compensation Committee are Martin
     C. Dickinson, Joe M. Rodgers (Chairman), and Mary Agnes Wilderotter.

     The Board of Directors does not have a standing nominating committee and nominations for election to the Board of Directors may be made by the Board of Directors, by a nominating committee appointed by the Board of Directors, or by any stockholder entitled to vote for the election of directors as described below. The By-laws establish an advance notice procedure for the nomination, other than by or at the direction of the Board of Directors or a committee thereof, of candidates for election as directors. Notice of director nominations must be timely given in writing to the Secretary of the Company prior to the meeting at which the directors are to be elected. To be timely, notice must be delivered to or mailed and received at the principal executive offices of the Company (a) in the case of an annual meeting, not less than 60 nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs; and (b) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the tenth day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs. Notice to the Company from a stockholder who proposes to nominate a person at a meeting for election as a director must contain all information about such person that would be required to be included in a proxy statement soliciting proxies for the election of the proposed nominee (including such person's written consent to serve as a director if so elected) and certain information about the stockholder proposing to nominate that person. If the Chairman of the meeting of stockholders determines that a person is not nominated in accordance with the nomination procedure, such nomination will be disregarded.

     During 1997 following the Distribution, the Board of Directors, the Audit Committee, and the Compensation Committee each held one formal meeting. Each of the directors attended at least 75% of the meetings of the Board of Directors and the committees on which he or she served, including the meetings of Old Gaylord's Board of Directors and committees.

                             EXECUTIVE COMPENSATION

     The following Summary Compensation Table sets forth the cash compensation and certain other components of the compensation of Terry E. London, the President and Chief Executive Officer of the Company, and the other four most highly compensated executive officers of the Company who were serving as executive officers at December 31, 1997 (including Mr. London, the "Named Executive Officers"). The table shows amounts earned by such persons in all capacities in which they served and includes compensation paid or accrued by Old Gaylord or by subsidiaries of Old Gaylord (including the Company and certain subsidiaries of the Company) prior to the Distribution and the CBS Merger.

                           SUMMARY COMPENSATION TABLE

                                                         LONG TERM COMPENSATION
                                                                 AWARDS
                                         ANNUAL          -----------------------
    NAME AND PRINCIPAL                COMPENSATION       RESTRICTED   SECURITIES
       POSITION AT                 -------------------     STOCK      UNDERLYING      ALL OTHER
    DECEMBER 31, 1997       YEAR    SALARY     BONUS       AWARDS     OPTIONS(#)   COMPENSATION(1)
--------------------------  ----   --------   --------   ----------   ----------   ---------------
Terry E. London...........  1997   $391,493   $328,827   $      -0-     300,000        $17,919
  President and Chief       1996    312,000    194,683       84,643(2)   12,957         15,892
  Executive Officer         1995    312,000    117,312       76,488(2)   13,605         14,058
Edward L. Gaylord.........  1997    510,000        -0-          -0-      50,000            -0-
  Chairman of the           1996    510,000        -0-          -0-         -0-            -0-
  Board                     1995    510,000        -0-          -0-         -0-            -0-
Jack J. Vaughn............  1997    378,560    260,458    1,481,250(3)      -0-         24,942
  President -- Hospitality  1996    364,000    195,723      148,120(2)   19,196         24,280
  and Attractions Group     1995    364,000    203,767      133,863(2)   20,156         19,973
Jerry O. Bradley..........  1997    169,541    294,127          -0-      25,000         10,782
  President -- Opryland     1996    163,020    276,609       52,880(2)    7,679         16,580
  Music Group               1995    163,020    273,201       47,785(2)    8,062          8,893
Dan E. Harrell............  1997(4) 285,812    154,515    1,213,736(5)   16,911          7,560
  President -- Idea
  Entertainment

---------------

(1) Includes contributions by the Company to the supplemental deferred compensation plan (the "SUDCOMP Plan") and to the 401(k) Savings Plan (the "Savings Plan"), and premiums paid by the Company for group term life insurance provided for the benefit of the Named Executive Officers. Mr. Gaylord is not a participant in the SUDCOMP Plan or Savings Plan nor does he receive life insurance benefits from the Company. The Company's contributions to the SUDCOMP Plan, the Savings Plan, and payments on behalf of the Named Executive Officers for group term life insurance are reflected below.

                                                                         GROUP TERM        TOTAL
                                                                       LIFE INSURANCE    ALL OTHER
NAME                                         YEAR   SUDCOMP   401(K)      PREMIUMS      COMPENSATION
----                                         ----   -------   ------   --------------   ------------
Terry E. London............................  1997   $6,062    $4,750       $7,107         $17,919
                                             1996    4,484     4,500        6,908          15,892
                                             1995    4,086     4,500        5,472          14,058
Jack J. Vaughn.............................  1997   11,884     4,750        8,308          24,942
                                             1996   11,721     4,500        8,059          24,280
                                             1995    9,443     4,152        6,378          19,973
Jerry O. Bradley...........................  1997    2,307     4,750        3,725          10,782
                                             1996    8,471     4,500        3,609          16,580
                                             1995    4,323     1,692        2,878           8,893
Dan E. Harrell.............................  1997      -0-     3,685        3,875           7,560

(2) Awards of shares of restricted stock of Old Gaylord were made in 1996 and 1995 to certain Named Executive Officers, the restrictions with respect to which were originally designed to lapse on the third anniversary of the date of grant based on the extent to which Old Gaylord attained certain predetermined cumulative earnings per share targets. In accordance with the change in control provisions of the awards, all restrictions on such stock lapsed in connection with the CBS Merger and the Distribution. The numbers of shares of Old Gaylord with respect to which such restrictions lapsed held my Messrs. London, Vaughn, and Bradley were 6,614, 11,574, and 4,132, respectively. The values of these awards based on the per share price of Old Gaylord Class A Common Stock immediately preceding the Distribution and the CBS Merger (as reported on the New York Stock Exchange (the "NYSE"), $25.81) were $170,724, $298,754, and $106,657, respectively.
(3) Awards of 50,000 shares of restricted stock on the date of the CBS Merger, the value of which is based on the closing per share price of Common Stock as reported on the NYSE on October 1, 1997, 10,000 of which vested on April 1, 1998, and 20,000 of which will vest on each of April 1, 1999 and 2000. The value of the 50,000 shares of restricted stock was $1,596,875 on December 31, 1997 based on the closing Common Stock price ($31 15/16) as reported on the NYSE on December 31, 1997. The restricted stock is entitled to dividends and voting rights from the date of grant.
(4) Employed by the Company on March 24, 1997.
(5) Awards of 40,970 shares of restricted stock on the date of the CBS Merger, the value of which is based on the closing per share price of Common Stock as reported on the NYSE on October 1, 1997, 4,143 of which will vest on October 1, 2000, and 36,827 of which will vest annually in one-third increments beginning on October 1, 2002. See "EMPLOYMENT, SEVERANCE, AND CHANGE IN CONTROL ARRANGEMENTS." The value of the 40,970 shares of restricted stock was $1,308,479 on December 31, 1997 based on the closing Common Stock price ($31 15/16) as reported on the NYSE on that date. The restricted stock is entitled to dividends and voting rights from the date of grant.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table summarizes the terms of stock options granted by the Company to each of the Named Executive Officers during 1997. All of the options referred to in the table below are nonqualified stock options granted pursuant to the 1997 Stock Plan, were granted, except for Mr. Harrell's, at the fair market value on the date of grant (determined based upon the proportionate value of the Old Gaylord Class A Common Stock as of September 30, 1997 attributable to New Gaylord) and are for the purchase of the Common Stock. No stock appreciation rights have ever been granted by the Company.

                                                   INDIVIDUAL GRANTS
                               ----------------------------------------------------------
                                                   PERCENT OF                                 POTENTIAL REALIZABLE
                                                     TOTAL                                      VALUE AT ASSUMED
                                  NUMBER OF         OPTIONS                                  ANNUAL RATES OF STOCK
                                  SECURITIES       GRANTED TO                                  PRICE APPRECIATION
                                  UNDERLYING      EMPLOYEES IN                                  FOR OPTION TERM
                                   OPTIONS           FISCAL      EXERCISE      EXPIRATION   ------------------------
NAME                           GRANTED(#)(1)(2)       YEAR        PRICE           DATE          5%           10%
----                           ----------------   ------------   --------      ----------   ----------   -----------
Terry E. London...............     300,000            34.0%       $28.24        10/01/07    $5,327,995   $13,502,186
Edward L. Gaylord.............      50,000             5.7         28.24        10/01/07       887,999     2,250,364
Jack J. Vaughn................          --              --           N/A             N/A            --            --
Jerry O. Bradley..............      25,000             2.8         28.24        10/01/97       444,000     1,125,182
Dan E. Harrell................      16,911             1.9         23.52(3)     03/24/07       380,159(4)    840,938

---------------

(1) Does not include options to acquire Old Gaylord Class A Common Stock (the "Previously Granted Options") granted by Old Gaylord prior to the Distribution. In connection with the Distribution and the CBS Merger, all Previously Granted Options that were held by persons who would be Company employees following the Distribution were converted into fully vested and exercisable options to acquire shares of Common Stock under the 1997 Stock Plan (the "Converted Options'). The conversion was made pursuant to a formula designed to preserve the value of the Previously Granted Options based upon their exercise prices and the fair market value of the Old Gaylord Class A Common Stock immediately prior to the Merger. Messrs. London, Gaylord, Vaughn, Bradley, and Harrell received 147,499, 120,937, 94,199, 66,131, and -0- Converted Options, respectively, with exercise prices ranging from $10.17 to $27.35 per share.
(2) Options will vest annually in one-third increments beginning on October 1, 2000, except for Mr. Harrell's which will vest annually in one-quarter increments beginning on March 24, 1999.
(3) Based on the fair market value of Old Gaylord Class A Common Stock on March 21, 1997, the last trading date prior to Mr. Harrell's initial employment by the Company. The exercise price was determined pursuant to a formula designed to calculate and preserve the increase in value that would have occurred had such option been granted on March 24, 1997. Because of certain agreements relating to the CBS Merger, the Company was prohibited from granting options between February 9, 1997 and the consummation of the CBS Merger.
(4) The realizable value at October 1, 1997, the date of grant, calculated as the difference between the exercise price ($23.52 per share) and the value of the Common Stock ($28.24 per share), was $79,820.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION
                                     VALUES

     The following table summarizes, for each of the Named Executive Officers, the shares acquired upon the exercise of options to purchase Common Stock during 1997, the value realized on exercise, the total number of unexercised stock options and the aggregate dollar value of in-the-money unexercised stock options held at December 31, 1997. All of the stock options referenced below are for Common Stock and were awarded pursuant to the 1997 Stock Plan.

                                                               NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                              UNDERLYING UNEXERCISED             IN-THE-MONEY
                                SHARES                         OPTIONS AT FY-END(#)          OPTIONS AT FY-END(1)
                             ACQUIRED ON        VALUE       ---------------------------   ---------------------------
NAME                         EXERCISE(#)       REALIZED     EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                        --------------    ----------    -----------   -------------   -----------   -------------
Terry E. London...........          --                --      147,499        300,000      $2,785,641     $1,109,250
Edward L. Gaylord.........          --                --      120,937         50,000       2,632,496        184,875
Jack J. Vaughn............      20,156(2)     $  111,110(2)    74,043             --       1,281,944             --
Jerry O. Bradley..........      50,390         1,150,404       15,741         25,000          90,754         92,438
Dan E. Harrell............          --                --           --         16,911              --        142,348

---------------

(1) The aggregate dollar value of the options held at year-end are calculated as the difference between the fair market value of the Company's Common Stock ($31 15/16 as reported on the NYSE on December 31, 1997) and the respective exercise prices of the stock options.
(2) Does not include 72,300 shares of Old Gaylord Class A Common Stock acquired in 1997 prior to the Distribution and a related value realized of $1,003,679.

                      COMPENSATION PURSUANT TO OTHER PLANS
  Retirement Plans

     Employees of the Company and certain of its subsidiaries who have attained age 21 and completed at least one year of service with more than 1,000 hours of service are eligible to participate in the Company's defined benefit pension plan (the "Retirement Plan"). The normal retirement benefit payable to a vested participant upon retirement at age 65 is equal to the sum of:

          (A) 0.85% of the participant's Average Monthly Compensation multiplied by his or her number of Years of Benefit Service, as defined in the Retirement Plan; and

          (B) 0.65% of the excess, if any, of the participant's Average Monthly Compensation over Covered Compensation multiplied by his or her Years of Benefit Service.

     The normal form of benefit is calculated in the form of a life only annuity payable monthly. The participant may elect or may be required to take, based on marital status, alternative forms of payment pursuant to the provisions of the Retirement Plan.

     Average Monthly Compensation is defined as the average of "includable compensation" for the five consecutive years in which earnings were the highest within the last ten years of credited service under the Retirement Plan. Includable compensation is defined to include only base pay through December 31, 1988; thereafter it is defined as all "wages" within the meaning of Code Section 3121(a) (without such base pay limit), but excluding severance pay, distributions from any plan of deferred compensation, compensation derived from awards under the 1997 Stock Plan, and with the addition of employee contributions to the Savings Plan and Code Section 125 deferrals, subject to additional limitations imposed by the Code. Accrued benefits are 100% vested after five years of service.

     The Company also maintains two non-qualified retirement plans to provide benefits to certain employees of the Company: (i) the NLT Supplemental Executive Retirement Plan (the "NLT SERP") and (ii) the Retirement Benefit Restoration Plan (the "Restoration Plan"). These plans are not prefunded and the beneficiaries' rights to receive distributions thereunder constitute unsecured claims to be paid from the general assets of the Company.

     The NLT SERP provides a benefit to certain executives in an amount equal to the actuarial difference between benefits provided by the Retirement Plan and benefits that would have been available to such persons under the defined benefit pension plan of the predecessor to Opryland USA Inc. had service continued thereunder from the date such predecessor was acquired by the Company, August 31, 1983, until the date of retirement, service termination, or death of the covered employee. The benefits payable under the NLT SERP are determined as of the effective date of termination of employment and are subject to the maximum benefit limitations imposed by Section 415 of the Code. Mr. Vaughn is the only Named Executive Officer currently covered by the NLT SERP and the estimated benefit payable to Mr. Vaughn (calculated as of December 31, 1997) upon retirement at normal retirement age is $32,051 annually.

     The Restoration Plan provides a benefit to certain employees to "replace" benefits lost due to Code limitations imposed upon qualified defined benefit pension plans. The benefit is determined by calculating the Retirement Plan benefit without respect to limitations imposed by Section 415 of the Code and subtracting the benefit payable from the Retirement Plan. The total annual benefit is limited to 45% of Average Annual Compensation (without respect to Code limitations), which limitation considers benefits payable pursuant to the Restoration Plan, the Retirement Plan, the NLT SERP, employer matching contributions to the Savings Plan and SUDCOMP Plan (assuming the maximum match), and one-half of any annual Social Security benefit payable to the employee. To determine the maximum benefit, all benefits are converted, based on the same actuarial factors used to calculate benefits under the Retirement Plan, to a life only annuity benefit payable at age 65. The Restoration Plan benefit is reduced (not below zero) if the total annual benefit exceeds the 45% maximum limitation.

     The following table shows the combined estimated annual pension payable under the Retirement Plan and the Restoration Plan to employees upon retirement in specified remuneration and years-of-service classifications. The amounts shown in the table do not include benefits payable from Social Security. The amount of estimated annual pension is based upon a pension formula which applies to all participants in the Retirement Plan and the Restoration Plan. The estimated amounts are based on the assumption that (i) payments under the Retirement Plan and the Restoration Plan will commence upon retirement at age 65 in 1997 in the form of a single life only annuity, (ii) Covered Compensation is $29,304, and (iii) the Retirement Plan and the Restoration Plan will continue in force in their present form.

                                                ESTIMATED ANNUAL DEFINED BENEFIT PLAN EXCLUDING SOCIAL SECURITY(3)
                                                ------------------------------------------------------------------
                                 ESTIMATED
                                 FIVE-YEAR                               YEARS OF SERVICE
                               FINAL AVERAGE    ------------------------------------------------------------------
PAY AT AGE 65(1)              COMPENSATION(2)     10       15        20        25        30        35        40
----------------------------  ---------------   ------   -------   -------   -------   -------   -------   -------
50,000......................       45,000        4,845     7,268     9,690    12,113    14,536    16,958    19,381
75,000......................       67,500        8,220    12,330    16,440    20,551    24,461    28,771    32,881
100,000.....................       90,000       11,595    17,393    23,190    28,988    34,786    40,583    46,381
125,000.....................      112,500       14,970    22,455    29,940    37,426    44,911    52,396    59,881
150,000.....................      135,000       18,345    27,518    36,690    45,863    55,036    64,208    73,381
200,000.....................      180,000       25,095    37,643    50,190    62,738    63,295    73,133    83,581
250,000.....................      225,000       31,845    47,768    63,690    79,613    81,107    81,107    83,581
300,000.....................      270,000       38,595    57,893    77,190    96,488    98,920    98,920    98,920
400,000.....................      360,000       52,095    78,143   104,190   130,988   134,545   134,545   134,545
500,000.....................      450,000       65,595    98,393   131,190   163,988   170,170   170,170   170,170
600,000.....................      540,000       79,095   118,643   158,190   197,738   205,796   205,796   205,796

---------------

(1) The maximum annual compensation that can be recognized by a qualified defined benefit pension retirement plan is $160,000 in 1997 (Code Section 401(a)(17)).
(2) Estimated five-year final average compensation is based on 90% of pay at age 65.
(3) The Restoration Plan benefit for covered employees whose pay at age 65 equals or exceeds $200,000 in the table above is calculated by limiting total benefits payable under both of the Company defined benefit plans (namely, the Retirement Plan and the Restoration Plan) to 45% as described above.

     Messrs. Gaylord, London, Vaughn, Harrell, and Bradley had 51, 20, 22, -0-, and 11 years of credited service, respectively, on December 31, 1997. As a result of the Code Section 401(a)(17) limitation on eligible compensation, the 1997 includable compensation in determining benefits under the Retirement Plan was limited to $160,000 for the Named Executive Officers in 1997.

  401(k) Savings Plan

     The Company maintains the Savings Plan, a defined contribution plan with a salary deferral arrangement under Section 401(k) of the Code. Certain employees of Old Gaylord who have attained age 21 and completed at least one year of service and more than 1,000 hours of service are eligible to participate in the Savings Plan.

     Savings Plan participants are permitted to make elective contributions of between 1% and 16% of their "Compensation" (as defined in the Savings Plan) through March 31, 1998 and between 1% and 20% after March 31, 1998. Under the Savings Plan, 50% of the contribution made by each participant is matched by the Company up to six percent of compensation with a maximum employer contribution equal to the lesser of (i) three percent of the participant's Compensation or
(ii) such lesser amount specified by Section 401(k) of the Code.

     A participant's elective contributions vest immediately. The employer matching contributions vest according to the following schedule:

YEARS OF SERVICE                                              PERCENT
----------------                                              -------
Less than 2.................................................      0
2 to 3......................................................     40
3 to 4......................................................     60
4 to 5......................................................     80
5 or more...................................................    100

     Participants actively participating in the Savings Plan are eligible to apply for up to three loans. They are also permitted to make in-service withdrawals and hardship withdrawals in conformity with the terms of the Savings Plan.

     Participating employees may invest both their own contributions and employer contributions into one of seven funds including up to 30% of their contributions in a fund comprised exclusively of the Company's Common Stock.

     Upon termination of employment, disability, death, or retirement, a participant receives the value of his or her account, payable as a lump sum unless he or she elects to receive the value of his or her account balance in the form of a joint and survivor annuity.

  Supplemental Deferred Compensation Plan

     The Company maintains the SUDCOMP Plan, which is an unfunded deferred compensation arrangement for a select group of management or highly compensated employees, including all of the Company's executive officers, which is intended to provide benefits like those provided under the Savings Plan, notwithstanding the limitations under the Savings Plan imposed by Section 401(k) of the Code. The SUDCOMP Plan is administered by the Benefits Trust Committee which has the exclusive authority to select the employees who are entitled to participate in the SUDCOMP Plan and to interpret and administer the SUDCOMP Plan.

     The terms of the SUDCOMP Plan are generally the same as the terms of the Savings Plan except that (i) employer matching contributions (if any) are 50% vested after two years of service and are vested in full after three years of service, (ii) elective contributions are limited to the lesser of 16% of compensation or $80,000, (iii) upon termination of employment for any reason, distributions from the SUDCOMP Plan must generally be distributed to participants within 90 days of their termination of employment, (iv) distributions from the SUDCOMP Plan may not be rolled into an Individual Retirement Account or another employer's defined contribution plan, and (v) distributions from the SUDCOMP Plan are taxed in full upon distribution. SUDCOMP Plan participants are permitted to invest both their own contributions and employer contributions in the funds made available to Savings Plan participants, other than the Common Stock fund.

                             DIRECTOR COMPENSATION

     Arrangements regarding directors' compensation for services as directors are determined by the Compensation Committee. During 1997, the Company's policy regarding cash compensation for non-employee directors was the same for Old Gaylord as for New Gaylord. Each non-employee director received (a) an annual Board retainer of $30,000, and (b) an annual committee retainer of $5,000 per committee on which such director served ($6,000 for committee chairmen). In addition, non-employee directors were entitled to a per-meeting fee of $1,500 for special meetings of the Board of Directors or its committees. The Company has established a deferred compensation plan whereby non-employee directors may defer their cash compensation until their retirement or resignation from the Board of Directors. Currently, none of the directors are participating in the deferred compensation plan. Employee directors are not compensated for service as directors in addition to their salaries. All directors are reimbursed for their expenses incurred in attending meetings. In addition, directors are eligible to participate in the 1997 Stock Plan as determined from time to time by the Compensation Committee. On October 1, 1997, the Company's four non-employee directors, Mr. Dickinson, Mrs. Christine Gaylord Everest, Mr. Rodgers, and Ms. Wilderotter, were awarded options to purchase 30,000, 30,000, 30,000, and 25,000 shares of Common Stock, respectively, at a price of $28.24 per share.

           EMPLOYMENT, SEVERANCE, AND CHANGE IN CONTROL ARRANGEMENTS

     Awards granted under the 1997 Stock Plan become immediately exercisable or otherwise nonforfeitable in full in the event of a Change in Control of the Company (as defined therein), notwithstanding specific terms of the awards providing otherwise. Furthermore, with respect to stock options granted under the 1997 Stock Plan, following a Change in Control the Compensation Committee may, in its discretion, permit the cancellation of such options in exchange for a cash payment in an amount per share equal, generally, to the difference between the highest closing sales price during the sixty-day period preceding the Change in Control and the exercise price. A Change in Control is defined in the 1997 Stock Plan to include, among other things, (i) the acquisition of securities representing a majority of the combined voting power of all classes of the Company's capital stock by any person (other than the Company and other related entities); (ii) the approval by the stockholders of the Company of a merger or consolidation of the Company into or with another entity (with certain exceptions), the sale or other disposition of all or substantially all of the Company's assets, or the adoption of a plan of liquidation; or (iii) a change in the composition of the Board of Directors in any two-year period such that individuals who were Board members at the beginning of such period cease to constitute a majority thereof (with certain exceptions).

     Prior to the Distribution and the CBS Merger, Old Gaylord entered into severance agreements with certain members of management (the "Severance Agreements"), including each of the Named Executive Officers other than Mr. Harrell, which agreements were assumed by New Gaylord following the CBS Merger. These Severance Agreements became effective upon the CBS Merger, which constituted a "Change of Control" (as defined therein), and provide for a two-year employment agreement thereafter. In the event a Named Executive Officer who has a Severance Agreement is terminated or his compensation is reduced during such two-year period, he is entitled to a lump sum payment equal to 250% of the sum of his base salary and cash incentive bonus.

     In March 1997, the Company purchased Blanton Harrell Entertainment, an international management company managing primarily Christian music artists. In connection with such acquisition, Dan E. Harrell, a co-founder and 50% owner of Blanton Harrell Entertainment and, following the Distribution and the CBS Merger an executive officer of the Company, and the Company entered into a seven-year employment agreement providing for a $300,000 annual base salary (increasing annually as determined by the Compensation Committee, but in no event less than the consumer price index) and an annual cash bonus of up to 60% of such base salary, as determined by the Compensation Committee by reference to performance criteria similar to those established for the Company's other executive officers. The employment agreement also provides for annual awards of options to purchase 16,911 shares of Common Stock (becoming exercisable annually in 25% increments beginning on the second anniversary of the date of grant) and up to 4,143 shares of restricted stock

(vesting and becoming nonforfeitable on the third anniversary of the date of grant based on earnings per share targets), such options and shares of restricted stock referred to herein collectively as "Annual Awards." Moreover, Mr. Harrell was given a one-time award of 36,827 shares of restricted stock (the "One-Time Award"), which shares vest and become nonforfeitable in one-third increments on October 1, 2002, 2003, and 2004 if the business has achieved targeted operating cash flow growth rates. In the event of a termination of Mr. Harrell's employment by the Company without cause or by Mr. Harrell following a breach of the employment agreement by the Company, Mr. Harrell would receive a lump sum severance payment equal to 100% of his base salary (less $186,000) and the exercisability or nonforfeitability, as applicable, of all Annual Awards would be accelerated. In such case, Mr. Harrell would also have the right to purchase for a nominal amount the artist management business sold to the Company. In the event of a termination of employment without cause following a Change of Control (as defined in the agreement), Mr. Harrell would receive a lump sum severance payment equal to 200% of his base salary (less $186,000) and the exercisability or nonforfeitability, as applicable, of all Annual Awards and the One-Time Award would be accelerated.

     In March 1998, the Company entered into a five-year employment agreement with Jerry O. Bradley, an executive officer of the Company. The employment agreement provides for an annual base salary of $200,000, subject to such increase as may be determined from time to time by the Company, an annual cash bonus based on the "net publishers' share" of Opryland Music Group, and an additional annual cash bonus as determined in the discretion of the Company. In addition, Mr. Bradley received an option to purchase 25,000 shares of Common Stock, which option becomes exercisable annually in one-third increments beginning on February 28, 2001. In the event Mr. Bradley is terminated without cause, he will continue to receive his annual salary and bonus through February 28, 2003, with the bonus to be calculated by reference to Opryland Music Group's "net publishers' share" earned in 1997, and the exercisability of all options would be accelerated to the date of termination. Any severance benefits payable to Mr. Bradley would be offset against any severance benefits Mr. Bradley may be entitled to under his Severance Agreement described above.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of the Board of Directors is composed of Messrs. Dickinson and Rodgers and Ms. Wilderotter. Mr. Dickinson is also a director and shareholder of OPUBCO. Edward L. Gaylord and E.K. Gaylord II, both directors and executive officers of the Company, are also directors, executive officers, and shareholders of OPUBCO.

     In December 1997, the Company terminated its previously disclosed agreement to exchange certain commercial real estate located in Dallas, Texas (the "OPUBCO Real Estate") for the Company's interests in the Oklahoma Redhawks, a minor league baseball franchise. Instead, the Company purchased the OPUBCO Real Estate from OPUBCO for $1,000,000. At the same time, the Company leased 1,000 square feet of the OPUBCO Real Estate to OPUBCO at an annual rent of $12,000, payable in monthly installments. The term of the lease is from December 1, 1997 to December 31, 1999. The Voting Trustees, who control approximately 38.3% of the Company's voting power (see "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT"), also beneficially own a majority of the voting stock of OPUBCO. Edward L. Gaylord, E.K. Gaylord II, Christine Gaylord Everest, and Martin C. Dickinson, directors of the Company, are also directors of OPUBCO.

     In February 1998, OKC Athletic Club Limited Partnership, the limited partnership that owns the Oklahoma Redhawks in which the Company owns approximately 40.2% (64.5% upon consummation of a pending transaction), borrowed approximately $2.9 million from a wholly owned subsidiary of OPUBCO, which borrowing bears interest at a prime rate plus 1% and is payable in full on January 12, 2001.

     The Company believes that the above-mentioned transactions were on terms no less favorable to the Company or its controlled affiliates than can be obtained from unaffiliated third parties.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The compensation of the Company's executive officers and other key management personnel, approximately 43 persons including the Named Executive Officers in 1997, is reviewed and approved annually by the Compensation Committee of the Board of Directors, which is currently comprised of Martin C. Dickinson, Joe M. Rodgers, and Mary Agnes Wilderotter, each of whom are non-employee directors. With respect to executive compensation for 1997, initial compensation decisions were made by Old Gaylord's Compensation Committee, comprised of Messrs. Dickinson and Rodgers. Because the executive compensation policies of Old Gaylord and New Gaylord in 1997 were the same, unless the context otherwise requires, references in this report to the Compensation Committee are to the committees of both Old Gaylord and New Gaylord. In addition to reviewing and approving executive officers' salary and bonus arrangements, the Compensation Committee establishes policies and guidelines for other benefits and administers compensation and other benefits plans, including the awards of stock and stock options pursuant to the 1997 Stock Plan. The Compensation Committee is assisted in making compensation decisions by the Company's management -- primarily the Chief Executive Officer (referred to in this report as the "CEO") and, with respect to compensation decisions concerning the CEO, the Chairman of the Board -- and the Company's independent professional compensation consultants.

  Compensation Policies and Procedures Applicable to Executive Officers for 1997

     General. The stated mission of the Company is to maximize shareholder value through the development and enhancement of the Company's country music franchise, family value oriented entertainment, and world class convention and lodging facilities. In that regard, the Compensation Committee is dedicated to employing compensation policies and techniques designed to assist in that mission by (i) attracting, retaining, and rewarding management personnel; (ii) aligning the Company's executive compensation program with the interests of shareholders by rewarding performance that enhances shareholder value; and (iii) providing appropriate incentives for executives to achieve company-wide and individual performance goals.

     The first regular Compensation Committee meeting each calendar year is dedicated to reviewing and adopting compensation policies to be applied during the year and to establishing executive compensation for that year consistent with those policies. At such meeting, the Company's CEO (with the assistance of the Company's independent compensation consultants) submits proposed compensation packages for the Company's executive officers (other than the Chairman, the Vice Chairman, and the CEO) and the Compensation Committee reviews and takes action on compensation packages for all of the Company's executive officers, including the Chairman, the Vice Chairman, and the CEO. In making these compensation decisions, the Compensation Committee focuses on three primary components of the executive compensation program, each of which is intended to reflect company-wide and individual performance based on factors that are measured objectively and subjectively: base salary compensation, annual incentive compensation, and long-term incentive compensation. From time to time during the calendar year, in light of increased job responsibilities or particularly meritorious performance, the Compensation Committee may review an executive's compensation and make adjustments in any one or more of the foregoing components.

     Base Salary Compensation. The 1997 base salary compensation of the Company's executive officers (other than the Chairman's and the Vice Chairman's, but including the current CEO's) was proposed initially by Old Gaylord's former CEO based on a number of factors, including prior year base salaries, individual performances during the prior year, and executive compensation survey data compiled by the Company's independent compensation consultants. At the direction of the Compensation Committee, the independent compensation consultants were instructed to survey comparable companies in each executive's area of responsibility within the Company. (For example, with respect to a Hospitality and Attractions Group executive, comparable companies in the leisure and hospitality industries were surveyed.) The comparable companies surveyed by the Company's independent compensation consultants included several (but not all) of the companies included in the Dow Jones Lodging Index and the Dow Jones Entertainment Index, which indices are presented on the performance graph on page 17, as well as additional companies in the lodging, entertainment, media, and music industries with whom the Company believes it competes for executive talent. Based on historical compensation of the particular executive and survey data produced by the independent compensation consultants, the former CEO recommended a base salary for each executive officer targeted, in general, to the 50th percentile of total compensation for similarly situated executives of comparable companies, which recommendation the Compensation Committee then reviewed, modified, and approved in light of its compensation policies. The 1997 base compensation for the Chairman was established by the Compensation Committee primarily on the basis of his prior year's compensation and the Committee's view of the contributions of the Chairman to the performance of the Company in 1996.

     Annual Incentive Compensation. The Compensation Committee also reviewed and approved corporate, departmental, and individual performance targets established by the former CEO as the bases for annual incentive cash compensation for each executive officer. It was determined that a portion of each executive's incentive bonus would be based on 1997 operating cash flow (defined as operating income plus depreciation and amortization), applied both on a Company-wide basis in order to reflect the Company's "one company" culture and, where appropriate, on a business-unit basis in order to reflect an executive's managerial effectiveness. The Compensation Committee believed that, for 1997, operating cash flow was the stock market's principal measurement of the Company's performance and, accordingly, determined to make it the primary basis for incentive compensation. The operating cash flow targets established at the beginning of the year were modified to take into account the CBS Merger and the Distribution. In general, corporate and individual performance levels were established such that if the Company met its pre-established financial targets and the executives fully completed their individual performance goals, the executives' total cash compensation would be generally at the 75th percentile for total compensation for similarly situated executives of comparable companies. If such targets were exceeded, total cash compensation could exceed the 75th percentile. For executives who manage a particular operating group, 9% to 25% of their total bonus payout was determined by reference to the extent to which a predetermined corporate operating cash flow target was met; up to 5% was determined based on the executives' utilization of their capital budgets; 30% to 60% of their total bonus payout was determined by the extent to which operating cash flow goals of the operating unit or group which they supervise were met; up to 50% was determined based on their achievement of departmental goals; and up to 20% was determined based on the achievement of individual goals as determined in the subjective judgment of the Compensation Committee. For administrative executives who did not manage a particular operating group, including the CEO, 40% to 60% of their total bonus payout was determined based on the extent to which a predetermined corporate operating cash flow target was attained; up to 20% was determined based on the executives' utilization of capital budgets; up to 30% was determined based on their achievement of departmental goals; and 20% to 60% was determined based on their achievement of individual performance goals as determined in the subjective judgment of the Compensation Committee.

     Long-Term Incentive Compensation. The Compensation Committee believes that a powerful way of aligning long-term interests of executive officers with those of stockholders is to award equity-based compensation in the form of stock options and restricted stock. In early 1997, because of the pending Distribution and the CBS Merger, the Compensation Committee deferred consideration of equity-based awards to executive officers. Upon consummation of the Distribution and CBS Merger in October 1997, the Compensation Committee, at the recommendation of the CEO, awarded nonqualified stock options to all but one of the executive officers and awarded restricted stock to three executives. In general, the options are exercisable at the market price on the date of award and vest ratably over a three-year period beginning in 2000. The size of the award of options were proposed by the CEO in consultation with the independent compensation consultants based on the expected growth rates and relative values of businesses the executives managed.

  CEO London's Compensation

     At the time the Compensation Committee established Mr. London's compensation for 1997, he was serving as Chief Financial and Administrative Officer of Old Gaylord. In reviewing and approving such compensation, the Compensation Committee considered many of the same criteria described above with respect to executive officers in general, including the compensation of comparable executives at companies within the entertainment, lodging, and media industries, the performance of the Company in 1996, and Mr. London's additional executive responsibilities. Mr. London's initially proposed annual base salary for 1997 was $325,000, which represented a 4% increase over his 1996 base salary.

     Effective as of May 1, 1997, Mr. London was elected to the position of President and CEO and, in light of additional responsibilities and in recognition of his exemplary service in connection with the CBS Merger, his annual base salary was increased to $425,000.

     Mr. London was awarded an incentive bonus for 1997 performance of $328,827. Approximately 64% of this bonus, or $209,827, was based on the Company's achievement of company-wide operating cash flow targets; 18%, or $59,500, was based on Mr. London's utilization of the capital budget; and the remaining 18% was based on Mr. London's achievement of individual performance goals. In addition, in October 1997 Mr. London was awarded options to purchase 300,000 shares of Common Stock, which vest annually in one-third increments beginning in 2000.

  Federal Income Tax Deductibility Limitation

     Each year the Compensation Committee analyzes the potential impact of the $1,000,000 limit on the deductibility of executive compensation for federal income tax purposes enacted as part of the 1993 Omnibus Budget Reconciliation Act ("OBRA"). Under the Department of the Treasury regulations, compensation pursuant to the Company's stock incentive plans should, in general, be "performance-based" and therefore excluded from the $1,000,000 limit. Other forms of compensation provided by the Company, however, are not excluded from such limit. The Compensation Committee believes that the Company will not lose any deductions with respect to current executive compensation. The Compensation Committee will continue to evaluate, however, whether it will approve annual compensation arrangements exceeding $1,000,000 and whether it will attempt to qualify any such amounts for deductibility under OBRA.

                                          MARTIN C. DICKINSON
                                          JOE M. RODGERS
                                          MARY AGNES WILDEROTTER

                               PERFORMANCE GRAPH

     The following Performance Graph compares New Gaylord's cumulative total stockholder return on its Common Stock from October 1, 1997, the date immediately following the Distribution (based on the proportionate value of Old Gaylord Common Stock, as reported on the NYSE on September 30, 1997, attributable to the New Gaylord Common Stock following the Distribution and CBS Merger), through December 31, 1997 with the cumulative total return of the Dow Jones Global-U.S. Index, the Dow Jones Lodging Index, and the Dow Jones Entertainment Index.

                                 Gaylord        Dow Jones                       Dow Jones
     Measurement Period       Entertainment    Global-U.S.      Dow Jones     Entertainment
   (Fiscal Year Covered)         Company          Index       Lodging Index       Index
10/1/97                                  100             100             100             100
12/31/97                              113.64          103.26          104.73          119.56

                      COMPLIANCE WITH SECTION 16(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who beneficially own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange. Officers, directors, and greater than ten percent stockholders are required by federal securities regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on the Company's review of the copies of such forms, or written representations from certain reporting persons furnished to the Company, the Company believes that its officers, directors and greater than ten percent beneficial owners were in compliance with all applicable filing requirements, except that Dan E. Harrell, President of the Company's Idea Entertainment subsidiary, inadvertently failed to timely file a report on Form 3 at the time of the Distribution. Such Form 3 has subsequently been filed.

           PROPOSAL TWO -- RATIFICATION OF APPOINTMENT OF ACCOUNTANTS

     Upon recommendation of the Audit Committee, the Board of Directors has appointed Arthur Andersen LLP, independent public accountants, to audit the accounts of the Company for 1998. Arthur Andersen LLP audited the accounts of the Company for 1997 and has served as independent public accountants to the Company since 1983. Although ratification by stockholders of this appointment is not required by law or the

Company's Restated Certificate or By-laws, management of the Company believes that such ratification is desirable. In the event this appointment is not ratified by the stockholders, the Board of Directors will consider such fact as it deems appropriate. A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting, will have an opportunity to make a statement if he or she so desires, and is expected to be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR PROPOSAL TWO.

                            METHOD OF COUNTING VOTES

     Unless a contrary choice is indicated, all duly executed proxies will be voted in accordance with the instructions set forth on the back side of the proxy card. Abstentions and "non-votes" are counted as present only for purposes of determining a quorum. Abstentions and "non-votes" are treated as votes against proposals presented to stockholders other than the election of directors. A "non-vote" occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

                        PERSONS MAKING THE SOLICITATION

     The cost of soliciting proxies in the accompanying form will be borne by the Company. In addition to the use of mail, officers of the Company may solicit proxies by telephone or facsimile transmission. Upon request, the Company will reimburse brokers, dealers, banks, and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy material to beneficial owners of shares of the Common Stock.

                             REVOCABILITY OF PROXY

     Shares represented by valid proxies will be voted in accordance with instructions contained therein, or, in the absence of such instructions, in accordance with the Board of Directors' recommendations. Any stockholder of the Company has the unconditional right to revoke his proxy at any time prior to the voting thereof by any action inconsistent with the proxy, including notifying the Secretary of the Company in writing, executing a subsequent proxy, or personally appearing at the meeting and casting a contrary vote. No such revocation will be effective, however, until such notice of revocation has been received by the Company at or prior to the Annual Meeting.

                           PROPOSALS OF STOCKHOLDERS

     A proper proposal submitted by a stockholder in accordance with applicable rules and regulations for presentation at the Company's Annual Meeting of Stockholders in 1999 and received at the Company's executive offices no later than December 2, 1998, will be included in the Company's Proxy Statement and form of proxy relating to such annual meeting.

                                 OTHER MATTERS

     The Board of Directors is not aware of any matter to be presented for action at the meeting other than the matters set forth herein. Should any other matter requiring a vote of stockholders arise, the proxies in the enclosed form confer upon the person or persons entitled to vote the shares represented by such proxies discretionary authority to vote the same in accordance with their best judgment in the interest of the Company.

                         FINANCIAL STATEMENTS AVAILABLE

     A copy of the Company's Annual Report on Form 10-K for the year ended December 31, 1997 containing audited financial statements accompanies this Proxy Statement.

April 1, 1998

                                                                     APPENDIX A


PROXY
                         GAYLORD ENTERTAINMENT COMPANY

           THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE
        ANNUAL MEETING OF STOCKHOLDERS OF GAYLORD ENTERTAINMENT COMPANY
                   (THE "COMPANY") TO BE HELD ON MAY 8, 1998

     The undersigned hereby appoints Edward L. Gaylord and Terry E. London, and each of them, as proxies, with full power of substitution, to vote all shares of the undersigned as shown on the reverse side of this proxy at the Annual Meeting of Stockholders of the Company to be held at the Presidential Ballroom, Opryland Hotel, 2800 Opryland Drive, Nashville, Tennessee, on Friday, May 8, 1998, at 10:00 a.m., local time, and any adjournment thereof.

     Your shares will be voted in accordance with your specifications on the opposite side. If no choice is specified, shares will be voted FOR the election of the two nominees and FOR the ratification of the appointment of accountants.

           (Continued, and to be dated and signed on the other side.)

1. ELECTION OF DIRECTORS

   [ ] FOR all nominees listed below (except as      [ ] WITHHOLD AUTHORITY to vote for all nominees   [ ] *EXCEPTIONS
       marked to the contrary below)                     listed below

   Nominees: Edward L. Gaylord and Joe M. Rodgers

   (INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark the "Exceptions" box and write that nominee(s) name(s) on the line below.)

   [ ] *Exceptions:

2. RATIFICATION OF APPOINTMENT OF ACCOUNTANTS.
                                   [ ] FOR        [ ] AGAINST        [ ] ABSTAIN

3. In their discretion on any other matter that may properly come before said meeting or any adjournment thereof.

                                                  Dated                  , 1998
                                                       ------------------

                                                  -----------------------------
                                                            Signature

                                                  -----------------------------
                                                  Signature, if held jointly
                                                  Please sign exactly as your
                                                  name appears on your stock
                                                  certificate. If registered in
                                                  the names of two or more
                                                  persons, each should sign.
                                                  Executors, administrators,
                                                  trustees, guardians,
                                                  attorneys, and corporate
                                                  officers should show their
                                                  full title.


SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY     VOTES MUST BE INDICATED [X]
USING THE ENCLOSED ENVELOPE.                      IN BLACK OR BLUE INK.